Exhibit 99.1

JAKKS Pacific® Reports Third Quarter Results for 2011

MALIBU, Calif.--(BUSINESS WIRE)--October 18, 2011--JAKKS Pacific, Inc. (NASDAQ: JAKK) reported results for the Company’s third quarter and first nine months ended September 30, 2011.

Net sales for the third quarter of 2011 were $332.4 million, compared to $348.7 million reported in the comparable period in 2010. Net income for the third quarter was $34.8 million, or $1.10 per diluted share, which includes $0.7 million, or $0.01 per diluted share, related to legal and financial advising fees and expenses in conjunction with the unsolicited indication of interest to acquire the Company. This compares to $40.4 million, or $1.23 per share, which included a tax benefit of $5.9 million, or $0.17 per diluted share reported in the comparable period in 2010. Excluding the legal and financial advising fees in 2011 and tax benefit in 2010, third quarter earnings in 2011 would have been $35.3 million, or $1.11 per diluted share, compared to $34.5 million, or $1.06 per diluted share, in 2010. Gross margins held steady year over year and operating margins expanded 30 basis points with decreases in operating costs though offset in part by the legal and financial advising fees incurred in 2011.

Net sales for the nine months were $536.7 million, compared to $549.3 million in 2010. Net income reported for the nine month period was $28.5 million, or $0.97 per diluted share, which includes fees and expenses related to the unsolicited indication of interest of $1.8 million, or $0.04 per diluted share. This compares to net income for the first nine months of 2010 of $38.2 million, or $1.22 per diluted share, which includes a one-time pre-tax charge relating to the benefit payment of $2.8 million, or $0.06 per diluted share, to the estate of Jack Friedman pursuant to his employment agreement and tax benefits of $10.8 million, or $0.31 per diluted share. Excluding the legal and financial advising fees in 2011 and the tax benefit and one-time charge in 2010, the nine month earnings would have been $29.9 million, or $1.01 per diluted share, compared to $29.3 million, or $0.97 per diluted share in 2010.

“I am pleased to report that sales in the third quarter were in line with our expectations and several new toys from our portfolio are already garnering industry and retailer accolades,” remarked Stephen Berman, CEO and President of JAKKS Pacific. “Our Spy Net electronics, I Am T-Pain Mic, Cabbage Patch Kids, Singing and Storytelling Belle, Disney Princess Dress-Up and Role Play, to name just a few, have earned coveted positions on many retailer and media Hot Holiday Toy Lists both in the U.S. and abroad. We are also excited to expand our portfolio with our recently completed acquisition of Moose Mountain Toymakers.”

“In addition, we are wrapping up Fall Toy Fair meetings with retailers, licensors and other industry partners and are pleased with the enthusiastic response to our 2012 lines including Monsuno, Winx Club, Spy Net and others,” Mr. Berman added.

“We remain committed to delivering value to our stockholders,” said Joel Bennett, Executive Vice President and CFO, JAKKS Pacific. “During the quarter, we declared the Company’s first ever cash dividend and we completed our previously announced $30.0 million stock buy-back program with the repurchase of 1,206,000 shares of our common stock for a total of $19.3 million.”

Consistent with the seasonality of our business, operations used cash of $2.6 million for the first nine months of 2011 with inventory and accounts receivable at seasonal highs, and as of September 30, 2011, the Company’s working capital was $401.4 million, including cash and equivalents and marketable securities of $232.5 million, compared to working capital of $407.8 million including cash and equivalents and marketable securities of $218.8 million, as of September 30, 2010.

The Company today reaffirmed that it expects to report for the full year 2011 net sales of between $770 to $775 million and earnings per share in the range of $1.32 to $1.35 per diluted share.

Conference Call

JAKKS Pacific will webcast its second quarter earnings conference call at 9:00 a.m. ET (6:00 a.m. PT) today. To listen to the live webcast, go to investors.jakks.com, and click on the earnings webcast link under Events and Presentations at least 10 minutes prior to register, download and install any necessary audio software. A telephonic playback can be accessed by calling (888) 286-8010, or (617) 801-6888 for international callers, pass code “98313273,” and will be available from approximately three hours after the call concludes, through November 18, 2011.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular brands and children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots® and Disguise™. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco®, Cabbage Patch Kids® and Pokémon®. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. Continued payment of the quarterly cash dividend will depend on depend on many factors, including, but not limited to, JAKKS' earnings, financial condition, business development needs, and is at the discretion of the Board of Directors. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2011 JAKKS Pacific, Inc. All rights reserved.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2011	2010
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$232,244	$278,346
Marketable securities	212	207
Accounts receivable, net	239,680	122,476
Inventory, net	55,836	43,230
Income taxes receivable	23,963	19,052
Deferred income taxes	16,475	23,576
Prepaid expenses and other current assets	27,063	25,275
Total current assets	595,473	512,162

Property and equipment	82,123	76,150
Less accumulated depreciation and amortization	64,543	59,204
Property and equipment, net	17,580	16,946

Goodwill	6,988	6,988
Trademarks & other assets, net	26,911	38,388
Deferred income taxes	58,839	58,848
Investment in joint venture	1,820	74
Total assets	$707,611	$633,406

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$145,993	$90,389
Reserve for sales returns and allowances	26,398	28,378
Income taxes payable	21,716	6,143
Total current liabilities	194,107	124,910

Long term debt	91,505	89,458
Other liabilities	1,571	1,625
Income taxes payable	4,712	5,005
Total liabilities	291,895	220,998

Stockholders' equity:
Common stock, $.001 par value	26	28
Additional paid-in capital	274,066	302,425
Treasury Stock	-	(5,641)
Retained earnings	145,783	119,884
Accumulated other comprehensive income (loss)	(4,159)	(4,288)
	415,716	412,408
Total liabilities and stockholders' equity	$707,611	$633,406

Working Capital	$401,366	$387,252

JAKKS PACIFIC, INC. AND SUBSIDIARIES
Third Quarter Earnings Announcement, 2011
Earnings Per Share Calculation

	Current Year			Prior Year
	Three Months Ended September 30, 2011			Three Months Ended September 30, 2010
		WTD. AVE.	PER		WTD. AVE.	PER
	INCOME	SHARES	SHARE	INCOME	SHARES	SHARE

WEIGHTED COMMON SHARES OUTSTANDING		26,948			27,746
LESS: REPURCHASES		262
LESS: WEIGHTED UNVESTED RESTRICTED SHARES O/S		210			367
EARNINGS PER SHARE - BASIC
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$34,825	26,476	$1.32	$40,360	27,379	$1.47

EFFECT OF DILUTIVE SECURITIES
CONVERTIBLE SENIOR NOTES PAYABLE	1,289	6,321		1,289	6,321
OPTIONS AND WARRANTS	-	11		-	31
UNVESTED RESTRICTED STOCK GRANTS	-	106		-	243
EARNINGS PER SHARE - DILUTED
INCOME AVAILABLE TO COMMON STOCKHOLDERS
PLUS ASSUMED EXERCISES	$36,114	32,914	$1.10	$41,649	33,974	$1.23

	Nine Months Ended September 30, 2011			Nine Months Ended September 30, 2010
		WTD. AVE.	PER		WTD. AVE.	PER
	INCOME	SHARES	SHARE	INCOME	SHARES	SHARE

WEIGHTED COMMON SHARES OUTSTANDING		27,207			27,903
LESS: REPURCHASES		149
LESS: WEIGHTED UNVESTED RESTRICTED SHARES O/S		200			515
EARNINGS PER SHARE - BASIC
NET INCOME	$28,490	26,858	$1.06	$38,178	27,388	$1.39

EFFECT OF DILUTIVE SECURITIES
CONVERTIBLE SENIOR NOTES PAYABLE	3,867	6,321		4,145	6,940
OPTIONS AND WARRANTS	-	26		-	25
UNVESTED RESTRICTED STOCK GRANTS	-	98		-	238
EARNINGS PER SHARE - DILUTED
INCOME AVAILABLE TO COMMON STOCKHOLDERS
PLUS ASSUMED EXERCISES	$32,357	33,303	$0.97	$42,323	34,591	$1.22

JAKKS Pacific, Inc. and Subsidiaries
Third Quarter Earnings Announcement, 2011
Condensed Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010
	(In thousands, expect per share data)		(In thousands, expect per share data)

Net sales	$332,419	$348,677	$536,672	$549,277
Less cost of sales
Cost of goods	182,324	194,908	292,695	303,794
Royalty expense	38,974	36,644	59,910	56,052
Amortization of tools and molds	5,451	6,168	9,034	10,012
Cost of sales	226,749	237,720	361,639	369,858
Gross profit	105,670	110,957	175,033	179,419
Direct selling expenses	14,628	17,293	32,439	33,943
Selling, general and administrative expenses	36,495	37,102	96,336	96,053
Depreciation and amortization	4,479	4,983	8,982	10,198
Income from operations	50,068	51,579	37,276	39,225
Other income (expense):
Income from video game joint venture	-	-	6,000	6,000
Equity in net loss of joint venture	(26)	-	(25)
Interest income	102	99	329	251
Interest expense, net of benefit	(2,063)	(1,547)	(6,128)	(5,751)
Income before provision for income taxes	48,081	50,131	37,452	39,725
Provision for income taxes	13,256	9,771	8,962	1,547
Net income	$34,825	$40,360	$28,490	$38,178
Earnings per share	$1.10	$1.23	$0.97	$1.22
Shares used in earnings per share	32,914	33,974	33,303	34,591

CONTACT:
JAKKS Pacific, Inc.
Joel Bennett, 310-455-6210
or
Anne-Marie Feliciano, 310-455-6245